Exhibit 5.1

18 July 2018	Our Ref: XY/B4480-H17198

Bilibili Inc.

Guozheng Center

Building No.3

No 485 Zhengli Road

Yangpu District

Shanghai 200433

People’s Republic of China

Dear Sir or Madam

Bilibili Inc.

We have acted as Cayman Islands legal advisers to Bilibili Inc. (the “Company”) in connection with the Company’s registration statement on Form F-8, (the “Registration Statement”), to be filed with the Securities and Exchange Commission (the “Commission”) relating to the registration under the U.S. Securities Act of 1933, as amended, of class Z ordinary shares of a par value of US$0.0001 each in the share capital of the Company (the “Shares”), pursuant to the “Plans” as defined in Schedule 1.

For the purposes of giving this opinion, we have examined and relied upon the originals, copies or translations of the documents listed in Schedule 1.

In giving this opinion we have relied upon the assumptions set out in Schedule 2, which we have not independently verified.

We are Cayman Islands Attorneys at Law and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date of this opinion.  We have not, for the purposes of this opinion, made any investigation of the laws, rules or regulations of any other jurisdiction. Except as explicitly stated herein, we express no opinion in relation to any representation or warranty contained in any of the documents cited in this Opinion nor upon matters of fact or the commercial terms of the transactions the subject of this Opinion.

Based upon the foregoing examinations and assumptions and upon such searches as we have conducted and having regard to legal considerations which we consider relevant, and subject to the qualifications set out in Schedule 3, and under the laws of the Cayman Islands, we give the following opinions in relation to the matters set out below.

1.                                      The Company is an exempted company duly incorporated with limited liability, validly existing under the laws of the Cayman Islands and in good standing with the Registrar of Companies in the Cayman Islands (the “Registrar”).

2.                                      The Shares to be issued and allotted pursuant to the Plans have been duly authorised. When allotted, issued and fully paid for in the manner contemplated in the Plans and in accordance with the resolutions adopted by the Directors and when appropriate entries have been made in the Register of Members of the Company, the Shares will be validly issued, allotted and fully paid, and there will be no further obligation on the holder of any of the Shares to make any further payment to the Company in respect of such Shares.

WALKERS

We hereby consent to the use of this opinion in, and the filing hereof, as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission promulgated thereunder.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.

This opinion shall be construed in accordance with the laws of the Cayman Islands.

Yours faithfully

/s/ WALKERS
WALKERS

SCHEDULE 1

LIST OF DOCUMENTS EXAMINED

1.                                      The Certificate of Incorporation dated 23 December 2013, Sixth Amended and Restated Memorandum and Articles of Association as conditionally adopted by special resolution on 27 February 2018 and effective immediately prior to the completion of the initial public offering of the Company’s American Depositary Shares representing its Class Z Ordinary Shares (the “Memorandum and Articles”), Register of Members and Register of Directors of the Company, copies of which have been provided to us by its registered office in Cayman Islands (together the “Company Records”).

2.                                      A Certificate of Good Standing dated 28 February 2018 in respect of the Company issued by the Registrar (the “Certificate of Good Standing”).

3.                                      A copy of a confirmation letter for share issuances dated 24 May 2018 issued by Director Rui Chen on behalf of the Company to Walkers Corporate Limited as the registered office provider of the Company.

4.                                      Copies of executed written resolutions of the Board of Directors of the Company dated 3 November 2014, 27 February 2018 and 24 May 2018, respectively (the “Board Resolutions”), and a copy of executed written resolutions of the members of the Company dated 27 February 2018 (the “Shareholder Resolutions”, together with the Board Resolutions, the “Resolutions”).

5.                                      Copies of the following documents of the Company (collectively the “Plans”):

(a)                                 the Global Share Incentive Plan; and

(b)                                 the 2018 Share Incentive Plan.

6.                                      The Registration Statement.

SCHEDULE 2

ASSUMPTIONS

1.                                      The originals of all documents examined in connection with this opinion are authentic. All documents purporting to be sealed have been so sealed.  All copies are complete and conform to their originals. Any translations are a complete and accurate transaction of the original document they purport to translate.

2.                                      The Memorandum and Articles reviewed by us are the memorandum and articles of association of the Company and are in force at the date hereof.

3.                                      The Company Records are complete and accurate and all matters required by law and the Memorandum and Articles to be recorded therein are completely and accurately so recorded.

4.                                      There are no records of the Company (other than the Company Records), agreements, documents or arrangements other than the documents expressly referred to herein as having been examined by us which restrict the powers and authority of the Directors of the Company in any way or which would affect any opinion given herein.

5.                                      The Resolutions have been duly executed (and where by a corporate entity such execution has been duly authorised if so required) by or on behalf of each Director, or by or on behalf of each member in respect of the member resolutions, and the signatures and initials thereon are those of a person or persons in whose name the Resolutions have been expressed to be signed.

6.                                      The Resolutions remain in full force and effect and have not been revoked or varied.

SCHEDULE 3

QUALIFICATIONS

1.                                      Our opinion as to good standing is based solely upon receipt of the Certificate of Good Standing issued by the Registrar.  The Company shall be deemed to be in good standing under section 200A of the Companies Law on the date of issue of the certificate if all fees and penalties under the Companies Law have been paid and the Registrar has no knowledge that the Company is in default under the Companies Law.